Exhibit 10.2

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 230.406

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (“Agreement”), is made and entered into as of April 25, 2013 (the “Effective Date”), by and among NuVasive, Inc., a Delaware corporation with its principal place of business in San Diego, California on the one hand, and Medtronic Sofamor Danek USA, Inc., a Tennessee corporation with its principal place of business in Memphis, Tennessee, Warsaw Orthopedic, Inc., an Indiana corporation with its principal place of business in Warsaw, Indiana, Medtronic Puerto Rico Operations Co., a Cayman Islands corporation with its principal place of business in Humacao, Puerto Rico, and Medtronic Sofamor Danek Deggendorf, GmbH a German corporation with its principal place of business in Deggendorf, Germany on the other hand (each individually referred to as “a Party,” and collectively referred to as “the Parties”).

RECITALS

A.    Medtronic has accused certain of NuVasive’s anterior cervical plate products and systems of infringing patents including U.S. Patent Nos. 6,916,320, 6,592,586, 6,936,051, 6,936,050, 6,969,390, and 6,428,542 in an action filed in U.S. District Court for the Southern District of California, Case No. 3:08-cv-01512 (“the Action”). Medtronic has accused NuVasive of infringing other of its patents in the Action and NuVasive has accused Medtronic of infringing its patents in the Action (collectively these other patents are referred to as “the Other Phase I Patents”). This Agreement does not resolve the Parties disputes regarding the Other Phase I Patents.

B.    NuVasive has denied and continues to deny Medtronic’s infringement allegations in the Action and has challenged the validity and enforceability of the patents asserted against it by Medtronic in the Action.

C.    […***…]

D.    The Parties desire to resolve a portion of the Action and to also resolve their disputes concerning NuVasive’s anterior cervical plate products and systems according to the terms and conditions and the warranties, covenants and representations below, and to avoid any additional disputes between themselves and any other entity having or claiming to have rights in or to the Licensed Patents or concerning the Licensed Products in the Field (all as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

DEFINITIONS

A.    “’ […***…] Patent Family” means, individually and collectively, all U.S. and foreign patents which have been or may be granted anywhere in the world that claim priority to or through United States Application Serial Number […***…], which issued as U.S. Patent No. […***…] (“the ’ […***…] Patent”), or its counterpart International Application […***…].

B.    “’ […***…] Patent Family” means, individually and collectively, all patents claiming priority to or through United States Application Serial Number […***…], which is now abandoned.

C.    “’ […***…] Patent Family” means, individually and collectively, all U.S. and foreign patents which have been or may be granted anywhere in the world that claim priority to or through United States Application Serial Number […***…], which issued as U.S. Patent No. […***…] (“the ’ […***…] Patent”) or its counterpart International Application […***…].

D.    “Affiliate” of a Party means any corporation, firm, partnership, joint venture or other entity which directly or indirectly owns, is owned by or is under common ownership of such Party. “Owned” for purposes of determining Affiliates shall mean ownership of more than fifty percent (50%) of the equity or other ownership interest of such entity, or having the power to direct the affairs of such corporation, firm, partnership, joint venture or other entity.

E.    “Field” means “anterior cervical plate […***…].

F.    “Licensed Patents” means, individually and collectively, the patents in the ’ […***…] Patent Family, the ’ […***…] Patent Family, and the ’ […***…] Patent Family for anterior cervical plate products and systems in any case unless and until finally determined to be invalid or unenforceable.

G.    “Licensed Products” means (a) NuVasive’s Helix® ACP and Gradient® ACP products and systems including screws and tools used with such systems; (b) anterior cervical plate product line extensions of NuVasive’s Helix® ACP and Gradient® ACP products and systems, including screws and tools used with such systems; and (c) any other NuVasive anterior cervical plate products or systems, including screws and tools used with such products or systems, that are covered by any claim of a Licensed Patent, but excluding any Prohibited NuVasive Product.

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

H.     “Medtronic” means Medtronic Sofamor Danek, Inc. or any Affiliate of Medtronic Sofamor Danek, Inc. claiming rights in or to any or all of the Licensed Patents, or that has brought suit against NuVasive, or that contends it has standing to bring suit against NuVasive relating to the Licensed Patents, including Medtronic Sofamor Danek USA, Inc., Warsaw Orthopedic, Inc., Medtronic Puerto Rico Operations Co., and Medtronic Sofamor Danek Deggendorf, GmbH, and for each such entity their respective officers, directors, stockholders, employees, attorneys, and agents, and Medtronic, Inc. or any Affiliate of Medtronic, Inc. which has claimed, currently claims, or may in the future claim any rights in or to any of the Licensed Patents.

I.    “Net Sales” means the aggregate gross amount that NuVasive invoices or charges […***…] (specifically, excluding intra-NuVasive transfers or transactions) for sales of Licensed Products, less (i) amounts repaid or credited in the ordinary course of business by reason of defects, returns, or rebates attributable to sales of Licensed Products, (ii) commissions paid or allowed in connection with such sales, (iii) shipping charges (including freight and insurance) included in such gross invoice or sale price, and (iv) discounts actually allowed in connection with such sales. Net Sales exclude all revenue derived by NuVasive from the sale of other NuVasive products that may be sold by NuVasive or used by an end-user in connection with a Licensed Product, such as interbody implants or biologics. If a Licensed Product is sold in combination with a product (e.g. an interbody implant or biologic) that is not a Licensed Product (as part of a bundled package or a kit), then the computation of Net Sales shall be based on the […***…]during the applicable quarter for the Licensed Product.

J.     “NuVasive” means NuVasive, Inc. or any Affiliate of NuVasive, Inc. and for each such entity their respective officers, directors, stockholders, employees, attorneys, and agents.

K.    “Phase I” means that portion of the Action concerning NuVasive’s United States Patent No. 7,470,236 and Warsaw Orthopedic, Inc.’s United States Patent Nos. 5,860,973, 6,945,933, and 6,592,586.

L.    “Prohibited NuVasive Product” means […***…].

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

M.    […***…]
AGREEMENT

1.    Compromise Only. This Agreement is entered into for purposes of settlement and compromise only. Nothing contained in this Agreement, or done or omitted in connection with this Agreement, is intended as or shall be construed as an admission of or by any of the Parties of any fault, liability, act, omission, or wrongdoing whatsoever.

2.    Release. Subject to receipt of the payment described in Section 5 of this Agreement, Medtronic hereby releases all claims which Medtronic has, may have had, or might have asserted before the Effective Date against NuVasive and its agents, customers, suppliers, manufacturers, distributors and end-users of the Licensed Products for any act of infringement of U.S. Patent Numbers 6,592,586 and 6,916,320 by them with respect to NuVasive’s Helix® ACP systems or Gradient® ACP products or systems.

3.    License.

3.1.     License. Subject to receipt of the payment set forth in Section 5 of this Agreement and to timely receipt of and continued payments set forth in Section 6 of this Agreement, Medtronic grants to NuVasive a worldwide, nonexclusive, royalty-bearing license under the Licensed Patents to make, have made, use, sell, offer for sale or import into the United States, any

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

Licensed Product in the Field. NuVasive may grant sublicenses under this License to customers, distributors and end-users of the Licensed Products as necessary to enable such persons to use, resell, offer for resale or import Licensed Products purchased from NuVasive in the Field. NuVasive may grant sublicenses under this License to third party suppliers or contract manufacturers to make, have made or import Licensed Products for sale to NuVasive in the Field. NuVasive may not grant sublicenses under this License to any entity for purposes other than those listed above. NuVasive may not use this License to […***…]. Licensed Products must be marketed and sold under trademarks owned by NuVasive, and the designs and regulatory approvals for Licensed Products must be owned by or exclusively licensed to NuVasive. This License is non-transferable without prior written approval of Medtronic in its sole discretion. The above License expressly excludes any Prohibited NuVasive Products.

4    Limitations on Reexamination. NuVasive agrees that it will not initiate any reexamination proceedings as to the Licensed Patents. […***…].

5.     Payment, Dismissal, Offset.

5.1.     Payment and Release of Claims. In exchange for a release of all past claims by Medtronic against NuVasive for alleged infringement of U.S. Patent Numbers 6,592,586 and 6,916,320 relating to the manufacture, use, offer for sale, sale, or importation into the United States of or by NuVasive of NuVasive’s Helix® ACP or Gradient® ACP systems, NuVasive shall pay to Medtronic seven million, five hundred thousand United States dollars ($7,500,000) within 15 business days after the Effective Date. The payment by NuVasive shall be made by wire transfer, payable to Medtronic, Inc., using the following wire transfer instructions:
Bank Name:    […***…]
Address:        […***…]
ABA:        […***…]
Swift:        […***…]
Acct #:        […***…]
Acct Name:    […***…]

5.2.    Dismissal. Within three (3) business days after receipt of the payment described by paragraph 5.1, the Parties shall file with the United States District Court for the Southern District

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

of California (“the Court”) in Case No. 3:08-cv-01512 a Stipulated Dismissal in the form attached to this Agreement as Exhibit A, or in such other form as required for approval by the Court and which is consistent with the terms and conditions of this Agreement, to dismiss with prejudice all claims, counterclaims and defenses made by each Party regarding the following United States Patents Nos.: 6,916,320; 6,592,586; 6,936,051; 6,936,050; 6,969,390; and 6,428,542. Each Party shall bear its own costs and fees in connection with the litigation of these patents.

5.3.    Offset. Medtronic agrees that if the damages award from Phase I against NuVasive is finally affirmed in whole or part, then the amount finally determined to be owed by NuVasive to Medtronic in connection with Phase I, if any, will be reduced by seven million, five hundred thousand United States dollars ($7,500,000), but in no instance will Medtronic have to return any of the seven million, five hundred thousand United States dollars ($7,500,000). If a reduction to the final, non-appealable damages award includes from the Court a clear reduction of the seven million, five hundred thousand United States dollars ($7,500,000) described in this section, then NuVasive will not be entitled to an additional reduction of seven million, five hundred thousand United States dollars ($7,500,000).

5.4.     Taxes. Medtronic shall be solely responsible for the payment of any taxes associated with the payments contemplated by paragraphs 5.1, 6.1, and 8.3.

5.5.     No Relationship Created. Nothing in this Agreement is intended as or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between NuVasive and Medtronic.

6.    Royalty Payments.

6.1.    Computation of Royalties. For sales of Licensed Products made on or after the Effective Date, NuVasive shall pay to Medtronic as a royalty for the Licensed Patents an amount equal to 4% of Net Sales. The obligation to pay such royalties shall continue with respect to Licensed Products sold on or before the expiration date of the last expiring Licensed Patent. The Parties agree that, without admitting liability for infringement of any Licensed Patent and for purposes of partial settlement of Phase I only, NuVasive’s Net Sales of […***…] shall be subject to the royalty payment commencing on and after the Effective Date. The components of the […***…]

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

6.2.    Quarterly Payment. NuVasive shall make any payments owed under paragraph 6.1 to Medtronic on a quarterly basis, within […***…] days after the last day of each quarter. The first quarter is defined as January 1 through March 31, the second quarter as April 1 through June 30, the third quarter as July 1 through September 30, and the fourth quarter as October 1 through December 31.

6.3.    Accounting Statements. NuVasive shall provide to the Auditor a statement of royalties due at the same time as it makes its quarterly payment to Medtronic. Within […***…] days of the close of each quarter as defined in paragraph 6.2, beginning with the first quarter following the Effective Date […***…] NuVasive shall make royalty payments to Medtronic on all Licensed Products sold and included in Net Sales for that quarter. The statement of royalties shall include:

[…***…].

This reporting obligation in paragraph 6.3 shall cease after the last royalty payment due under this Agreement has been paid.

6.4.    Audit. With respect to the royalty and reporting set forth in this paragraph 6, NuVasive shall keep accurate records with respect to all Licensed Products sold. These records shall be retained for a period of […***…] from date of reporting and payment notwithstanding the expiration or other termination of this Agreement. Medtronic shall have the right through a mutually agreed upon independent certified public accountant (“Auditor”) and at its expense, to examine and audit, not more than […***…], and during normal business hours, all such records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to Medtronic under this Agreement. Prompt adjustment shall be made by NuVasive or by Medtronic to compensate for any errors and/or omissions disclosed by such examination or audit. If such error and/or omission results in an underpayment exceeding […***…] of the royalties due and owing, NuVasive shall pay Medtronic for the costs of the audit and an additional fee equal to […***…] of the amount of such error and/or omission. Neither such right to examine and audit nor the right to receive such additional fee shall be affected by any statement to the contrary appearing on checks or otherwise, unless

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

such statement appears in a letter, signed by NuVasive, and delivered to Medtronic, and Medtronic then expressly waives such right to examine and audit.

6.5.    Confidentiality. The statements of royalties and proof of payment to Medtronic shall be provided by NuVasive to the Auditor contemporaneously with the quarterly payments by NuVasive to Medtronic. The Auditor shall maintain the statements as confidential information and specifically shall not share the statements or their content with Medtronic. The Auditor shall also not disclose to Medtronic any information considered during any audit of NuVasive other than whether the audited payments made by NuVasive: (1) were in the correct amount; (2) require an adjustment by NuVasive or Medtronic in a specified amount; or (3) reflect an underpayment by NuVasive exceeding […***…] of the correct amount.

7.     Term. This Agreement shall remain in full force and effect until the expiration of the last to expire of the Licensed Patents.

8.    Accrual of Ongoing Royalties Concerning Phase I:

8.1    Agreed Accrual Rates. The Parties agree that the royalty rates found by the jury in Phase I as to United States Patent Nos. 5,860,973, 6,945,933, and 7,470,236 were 10%, 3%, and 5.5%, respectively. The Parties understand the District Court is in the process of deciding ongoing royalty issues. Until and after the Court rules, the Parties will not seek or ask the Court to modify the accrual rate to a percentage above the royalty rates found by the jury in Phase 1. The Parties further understand that this Agreement to not seek or ask for an accrual modification has no bearing whatsoever on the ultimate ongoing royalty that may or may not become due upon a final non-appealable ruling in Phase 1.

8.2.    Accrued Royalties. The royalty accrual rates do not constitute an agreement by the Parties as to the amounts that may be owed as ongoing royalties or the basis for the calculation of such royalties in Phase I. Moreover, nothing in this Agreement, or in any Order issued by the District Court, shall preclude any Party from appealing any issue in Phase I of this case relating to United States Patent Numbers 5,860,973, 6,945,933, or 7,470,236, including the damages awarded for alleged infringement of those patents and the appropriate ongoing royalty, if any, for that alleged infringement. The Parties further agree that the courts will be advised that the parties have settled their dispute as to United States Patent Number 6,592,586.

8.3    Additional Payment and Offset. If the District Court sets the aggregate ongoing royalty rate attributable to United States Patent Nos. 5,860,973 and 6,945,933 at or below 13%, then NuVasive shall pay to Medtronic within fifteen days of entry of such an Order an additional two million, five hundred thousand United States dollars ($2,500,000). The additional two million,

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

five hundred thousand United States dollars ($2,500,000) will be subject to all of the provisions of Section 5.3.

9.     Miscellaneous.

9.1.    […***…] attribution. NuVasive agrees that it shall comply with the […***…] Attribution requirements for any anterior cervical plate product, system or component covered by a claim of any patent in the ’ […***…] Family and/or the ’ […***…] Family […***…].

9.2.     Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be transferred or assigned by NuVasive, in whole or in part, by operation of law or otherwise, without the prior written consent of Medtronic in its sole discretion. Notwithstanding the forgoing, if NuVasive is acquired by a competitor of Medtronic in the spine business such that NuVasive is legally integrated into such competitor’s spine business, NuVasive or the acquiring party shall have the option to pay to Medtronic an Assignment Fee in order for NuVasive to assign its rights under this Agreement to such acquiring party. The Assignment Fee shall be […***…] minus the aggregate of any payments already received by Medtronic pursuant to Sections 5.3, 6.1, and 8.3 of this Agreement. This Agreement may be assigned by Medtronic in its sole discretion.

9.3.     General Representations and Warranties. Each of the Parties, and each person signing this Agreement on behalf of a Party, represents and warrants to the other that:

(a)     It and they have not entered into this Agreement in reliance upon any promise, inducement, agreement, statement, or representation other than those contained in this Agreement.

(b)     It and they have the full right and power to enter into this Agreement, and the person executing this Agreement has the full right and authority to enter into this Agreement on behalf of the Party and the full right and authority to bind the Party to the terms and obligations of this Agreement.

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

(c)    Medtronic makes no representation or warranty of any kind, either express or implied, nor assumes any responsibility whatsoever with respect to the manufacture, use, import, offer for sale, sale or other disposition by NuVasive of the Licensed Products.

(d)    Medtronic assumes no obligation to file any patent application, pursue any patent, maintain any patent in force or to seek reissue, re-examination or extension of any patent.

(e)    Medtronic is not conferring any license or other right, by implication, estoppel or otherwise, under any patents except as expressly granted in this Agreement.

9.4.     Warranties. Medtronic represents, warrants and covenants to NuVasive that:

(a)     It is the lawful and exclusive owner or licensee of the necessary rights, title, and interest in and to the Licensed Patents, has the right to sue and recover for past, present and future infringements of the Licensed Patents, has the rights to enforce and license the Licensed Patents. Medtronic, Inc. has no rights in or to the Licensed Patents.

(b)     It has not entered into and shall not enter into any agreement that would interfere with, prevent, or impair the full exercise of all rights granted this Agreement.

(c)     It has all rights necessary to grant to NuVasive the rights described in this Agreement to the Licensed Patents free of any claims for patent infringement under the Licensed Patents with respect to the Licensed Products against NuVasive […***…].

(d)    It has obtained all consents required to grant the rights and covenants described in this Agreement […***…].

(e)    To the best of Medtronic’s knowledge, […***…] have no right to enforce the Licensed Patents against NuVasive.

(f)     It is the appropriate recipient of the payments by NuVasive set forth in Sections 5, 6 and 8.3, and is responsible to distributing those payments to any third parties as required.

9.5.    Notices. All notices and requests which are required or permitted to be given in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or by United States Postal Service mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as the Party to receive the notice or request provides in writing to the other Party:

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

To NuVasive:
Jason Hannon
General Counsel
NuVasive, Inc.
7475 Lusk Boulevard
San Diego, CA 92121
[…***…]

With a copy to:
Todd G. Miller
Fish & Richardson P.C.
12390 El Camino Real
San Diego, CA 92130
[…***…]

To Medtronic:
Brian Ellis
Chief Counsel Medtronic Spine
2600 Sofamor Danek Dr.
Memphis, TN 38132

With a copy to:
Noreen C. Johnson
Chief Patent Counsel for Medtronic Spine
2600 Sofamor Danek Dr.
Memphis, TN 38132

9.6.    Governing Law. This Agreement shall be construed in accordance with the laws of Minnesota, notwithstanding any choice-of-law principle that might dictate a different governing law.

9.7.     Consent to Arbitration. The Parties agree that enforcement of any rights arising under this Agreement or relating to any dispute arising under this Agreement including whether the dispute itself arises under this Agreement, shall be had through binding arbitration. Such arbitration shall be governed by the Federal Arbitration Act and decided by a panel of three neutral arbitrators.

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

9.7.1    The arbitrators shall be a patent litigator or retired judge with substantial patent litigation experience. To the extent the parties are unable to agree upon the arbitrators, the selection of the arbitrators shall be governed by the Federal Arbitration Act.

9.7.2     Venue for any arbitration action commenced in furtherance of this Section 9.7 shall be in the County of San Diego.

9.8.     Costs.     Each Party shall bear its own costs, expenses and attorneys’ fees incurred in connection with the portion of the Action involving the Licensed Patents, the making of this Agreement, and its performance under this Agreement. Each Party expressly waives any claim of costs, expenses and attorneys’ fees from or against the other Party to that extent.

9.9.     No Construction Against Drafter. This Agreement results from negotiations between the Parties and their respective legal counsel, and each Party acknowledges that it has had the opportunity to negotiate modifications to the language of this Agreement. Accordingly, each Party agrees that in any dispute regarding the interpretation or construction of this Agreement, no statutory, common law or other presumption shall operate in favor of or against any Party to this Agreement by virtue of its role in drafting or not drafting its terms and conditions.

9.10.    Construction. If any provision of this Agreement is held to be illegal, invalid or unenforceable or otherwise in conflict with law, the remaining provisions shall remain in full force and effect. If any provision of this Agreement is deemed illegal, invalid or unenforceable or otherwise in conflict with law, it shall be modified to the extent necessary to make it legal, valid or enforceable or otherwise in accordance with law while effectuating the same or similar intent of the Parties.

9.11.     Counterparts. This Agreement may be executed in counterparts by the Parties and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Execution of this Agreement may be accomplished by signing this Agreement and transmitting the signature page to the above identified principal and its outside counsel for each Party by electronic mail with receipt of delivery and opening requested. Such receipts shall be produced to a Party on request of another Party.

9.12.    Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly stated in writing by the Party making the waiver. No waiver of any provision shall be binding unless executed in writing by the Party making the waiver.

9.13.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes all prior and contemporaneous written or oral

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

agreements or communications as to such subject matter, including the […***…], which are merged and fully integrated into this Agreement. This Agreement shall not be modified except by a written agreement dated after the Effective Date and signed on behalf of NuVasive and Medtronic by their respective authorized representatives.

9.14.     Headings. The headings in this Agreement are for reference only and shall not control the meaning or interpretation of this Agreement.

9.15.    Survival. The provisions of this Agreement relating to confidentiality and arbitration shall survive the expiration of this Agreement. The provisions of this Agreement relating to payment of royalties pursuant to Sections 6.1 above shall survive until such amounts have been paid, the provisions of Section 6.4 regarding audit shall survive until […***…] after the expiration of this Agreement, and the provisions of Section 6.5 regarding confidentiality shall survive for 10 years after the expiration of this Agreement.

9.16.    Confidentiality. Each Party agrees that it shall keep the terms of this Agreement, […***…] and all drafts and communications of each confidential. The terms of this Agreement may be disclosed to the Parties’ respective senior management, attorneys, employees, accountants, auditors, senior lenders, and other professionals to the extent necessary for them to perform their duties to either Party, in each case who are subject to an obligation of confidentiality to such Party. The terms of this Agreement also may be disclosed as required by law or regulation or pursuant to legal process, provided, however, that a Party receiving such a request for disclosure shall provide notice of said request to the other Parties sufficient to allow such Parties to make formal objection to such disclosure and shall cooperate with such other Parties to obtain a protective order or other confidential treatment. The terms of this Agreement also may be disclosed to the extent necessary to comply with any other legal, accounting, or regulatory requirements. In connection with an actual or proposed merger, acquisition, financing or other transaction, subject to reasonable written confidentiality measures, the terms of this Agreement may be disclosed to a potential counterparty (and, in the case of any sale, assignment or other transfer of any of the Licensed Patents, the transferring Party may disclose such terms to the potential transferee, subject to a written obligation of confidentiality to such Party).

9.17.    No Use in Litigation. The Parties agree that this Agreement has been entered into in an effort to settle a portion of the Action. The parties further agree that the terms contained in this Agreement, drafts of this Agreement, the […***…], drafts of the […***…]or any similar documents concerning or created in connection with this Agreement do not necessarily reflect a reasonable royalty amount, reasonable royalty rate, what the Parties would have agreed to in a hypothetical negotiation concerning any or all of the Licensed Patents, or the way such royalty should be calculated or paid. The Parties further agree that they shall not attempt to admit this

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

Agreement, drafts of this Agreement, the […***…], drafts of the […***…] or any similar documents concerning or created in connection with this Agreement into evidence or rely upon the content of such documents in any pending or future litigation between the Parties or for any purposes other than an arbitration relating to the construction or enforcement of this Agreement. The Parties specifically agree that the terms recited in these documents shall not be relied upon, or used, in support of, or in opposition to, any arguments concerning any issue in the Action or any other proceeding other than an arbitration relating to the construction or enforcement of this Agreement.

[REMAINDER OF PAGE BLANK; SIGNATURES FOLLOW]

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement and License Agreement to be made and executed by duly authorized representatives as of the Effective Date.

NuVasive, Inc.

By: /s/ Jason Hannon
Name (print): Jason Hannon
Title: Executive VP & GC
Date: 4/25/13

The Medtronic entities

By: /s/ Brian W. Ellis
Name (print): Brian W. Ellis
Title: V.P., Chief Counsel
Date: 4/24/13

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

Exhibit A
Stipulation of Dismissal

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF CALIFORNIA

WARSAW ORTHOPEDIC, INC., Plaintiff, v. NUVASIVE, INC., Defendant.	Case No. 3:08-CV-1512 CAB (MDD) Judge: Hon. Cathy Ann Bencivengo Courtroom: 4C, 4th floor
NUVASIVE, INC., Counterclaimant, v. MEDTRONIC SOFAMOR DANEK USA, INC., Counterclaim Defendant.
AND RELATED COUNTERCLAIMS.

Pursuant to Rule 41 (a)(1)(A)(ii) and (a)(1)(B) the Parties stipulate and agree that this action as it pertains to United States Patent Nos. 6,916,320, 6,592,586, 6,936,051, 6,936,050, 6,969,390, and 6,428,542, including NuVasive’s claims, defenses and counterclaims and Warsaw Orthopedic, Inc.’s and Medtronic Sofamor Danek USA, Inc.’s claims, defenses and counterclaims are dismissed in their entirety with prejudice. It is further stipulated that each party shall bear its own costs and attorneys’ fees relating to the ACP Patents.

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

Respectfully submitted.
_______________________________        ___________________________________
Dated: April 24, 2013    KIRKLAND & ELLIS LLP
By: s/

Attorneys for Plaintiff/Counterclaim Defendant/
Counterclaimant

Dated: April 24, 2013	FISH & RICHARDSON P.C.
By: s/

Attorneys for Defendant/Counterclaimant /
Counterclaim Defendant NUVASIVE, INC.

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

Schedule 1
NuVasive Products Excluded as Prohibited NuVasive Product

[…***…]

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.

Schedule 2
Components of the Helix® ACP and Gradient® ACP systems
Pro Forma Royalty Calculation

[…***…]

***Confidential Treatment Requested

The Parties agree this is a Confidential document and subject to Fed. R. Evid. 408.